UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 6, 2019

Regional Management Corp.

(Exact name of registrant as specified in its charter)

Delaware	001-35477	57-0847115
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

979 Batesville Road, Suite B

Greer, South Carolina 29651

(Address of principal executive offices) (zip code)

(864) 448-7000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol	Name of Each Exchange on Which Registered
Common Stock, $0.10 par value	RM	New York Stock Exchange

Item 2.02. Results of Operations and Financial Condition.

On May 8, 2019, Regional Management Corp. (the “Company”) issued a press release announcing financial results for the quarter ended March 31, 2019. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference. On May 8, 2019, the Company will host a conference call to discuss financial results for the quarter ended March 31, 2019. A copy of the presentation to be used during the conference call is attached hereto as Exhibit 99.2 and is incorporated herein by reference.

All information in the press release and the presentation is furnished under Item 2.02 of Form 8-K, “Results of Operations and Financial Condition,” and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 6, 2019, following approval by the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of the Company and the Board, the Company entered into an employment agreement (the “Employment Agreement”) with Peter R. Knitzer, pursuant to which Mr. Knitzer will continue to serve as the Company’s President and Chief Executive Officer. The Employment Agreement replaces Mr. Knitzer’s prior employment agreement with the Company, which had a three-year term that would have ended on August 1, 2019 (the “Prior Agreement”). The Employment Agreement was effective as of May 6, 2019 and provides for a term of employment ending on July 31, 2022, which represents a three-year extension of the Prior Agreement’s term.

The Employment Agreement contains substantially the same terms as the Prior Agreement, with certain compensation updates and other technical amendments. The key terms of the Employment Agreement (as compared to the Prior Agreement) include: an increase in Mr. Knitzer’s base salary to $600,000 (from $530,000), which salary remains subject to increases as may be determined by the Board or the Committee from time to time; an increase in Mr. Knitzer’s target bonus opportunity under the Company’s Annual Incentive Plan to 150% of base salary (from 100%); and an increase in Mr. Knitzer’s aggregate annual compensation opportunity to no less than $3,600,000 (from $3,000,000), which opportunity remains subject to the terms and conditions of the applicable Company incentive plans and related award agreements in addition to the Committee’s discretion to adjust base salaries, allocate cash and equity compensation opportunities, establish performance and/or multi-year service criteria, and determine attainment of performance and other criteria established by the Committee. Additionally, the Employment Agreement clarifies that Mr. Knitzer will be reimbursed for COBRA premiums following a termination due to “disability” (as defined in the Employment Agreement) and also provides that to the extent any long-term incentive award agreement contains a definition of “retirement,” the definition of “retirement” found in the Employment Agreement shall control to the extent more favorable.

The foregoing summary of the Employment Agreement is not complete and is qualified in its entirety by reference to the full text of the Employment Agreement, a copy of which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 8.01. Other Events.

On May 8, 2019, the Company announced that the Board has authorized the repurchase of up to $25 million of the Company’s outstanding shares of common stock through May 6, 2021.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

10.1	Employment Agreement, dated as of May 6, 2019, between Peter R. Knitzer and Regional Management Corp.

99.1	Press Release issued by Regional Management Corp. on May 8, 2019, announcing financial results for Regional Management Corp. for the three months ended March 31, 2019.

99.2	Presentation of Regional Management Corp., dated May 8, 2019.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Regional Management Corp.

Date: May 8, 2019	By:	/s/ Donald E. Thomas
Donald E. Thomas Executive Vice President and Chief Financial Officer